FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
2016 SECOND QUARTER RESULTS AND REVISES 2016 GUIDANCE
Cudahy, WI - July 27, 2016 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, today reported financial results for the three and six months ended June 30, 2016.
Revenues for the quarter ended June 30, 2016 decreased to $483.4 million from $517.9 million for the same quarter in 2015. Operating income was $8.6 million, compared to $31.2 million for the prior year quarter. Diluted earnings per share available to common stockholders was $0.05 for the second quarter of 2016, compared to $0.42 for the second quarter of 2015. Results for the second quarter of 2016 included $0.05 of downsizing costs.
Revenues for the six months ended June 30, 2016 decreased to $949.1 million from $1,006.9 million for the six months ended June 30, 2015. Operating income was $19.2 million, compared to $58.0 million in the prior year period. Diluted earnings per share available to common stockholders was $0.13 for the six months ended June 30, 2016, compared to $0.76 in the prior year period. Results for the six months ended June 30, 2016 included $0.10 of downsizing costs.
Roadrunner's EBITDA, a non-GAAP financial measure, was $18.2 million for the second quarter of 2016, compared to EBITDA of $38.8 million for the second quarter of 2015. EBITDA, excluding $2.5 million of downsizing costs, was $20.7 million for the quarter ended June 30, 2016. EBITDA was $38.3 million for the six months ended June 30, 2016, compared to EBITDA of $72.5 million for the six months ended June 30, 2015. EBITDA, excluding $5.0 million of downsizing costs, was $43.3 million for the six months ended June 30, 2016.
Cash provided by operating activities increased from $7.7 million for the second quarter of 2015 to $14.3 million for the second quarter of 2016. Cash provided by operating activities increased from $20.0 million for the six months ended June 30, 2015 to $39.8 million for the six months ended June 30, 2016.
For more information about EBITDA, see “Non-GAAP Financial Measures” below. A reconciliation of net income to EBITDA is provided below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(In thousands)
Net income	$1,798	$16,471	$4,863	$30,075
Plus: Provision for income taxes	1,136	10,398	3,069	18,987
Plus: Interest expense	5,695	4,373	11,303	8,982
Plus: Depreciation	7,391	5,520	14,780	10,319
Plus: Amortization	2,140	2,015	4,287	4,093
EBITDA	$18,160	$38,777	$38,302	$72,456
2016 Second Quarter Results
In discussing the company's performance, Mark DiBlasi, CEO of Roadrunner, said,
“For the quarter ended June 30, 2016, consolidated revenue decreased $34.5 million, primarily due to continuing declines in freight rates and volumes across most end markets and lower fuel surcharge revenue of $20.1 million quarter-over-quarter.

“Excess capacity and lower margins, especially in our OEM ground and air expedite businesses, continued to impact our TL segment. Our TL segment also incurred $2.5 million of downsizing costs during the second quarter of 2016 from the continued reduction and consolidation of a specific operation due to a major decline in volume from a significant customer. Second quarter 2016 operating income in our TL segment was $8.7 million, excluding downsizing costs, a decline of $11.0 million from the second quarter of 2015.
“Trends in our LTL segment remain mostly unchanged with continued market impacts from weak freight demand in the general industrial markets we serve and lower fuel surcharge revenue. During the quarter, our LTL segment incurred $0.6 million of downsizing costs from reducing the number of long haul employee drivers and trucks in favor of more cost effective purchase power and independent contractors. Operating income, excluding downsizing costs, was $1.4 million in the second quarter of 2016, a decline of $7.0 million from the second quarter of 2015. Although expected revenue increases have been muted by the current freight environment, we still expect improvement in LTL results during the second half of 2016 as a result of service and productivity initiatives launched in the first half of 2016.
“Our Global Solutions segment had revenue declines of $16.3 million during the second quarter of 2016 primarily due to a decrease in domestic transportation management and lower international freight forwarding volumes and rates, partially offset by increases in warehousing and consolidation. As a result of these revenue declines, operating income of $6.7 million decreased $1.9 million in the second quarter of 2016 compared to the second quarter of 2015.
“During the second quarter, we incurred $3.1 million of downsizing costs in our TL and LTL segments ($0.05 impact on diluted earnings per share). We expect approximately $2.5 million of additional downsizing costs to be incurred in the third quarter of 2016. We expect these downsizing activities will benefit our financial results in future periods.
“We continue to improve cash flows from operations. Cash provided by operating activities increased from $7.7 million for the second quarter of 2015 to $14.3 million for the second quarter of 2016. Cash provided by operating activities for the twelve months ended June 30, 2016 was $93.2 million. At June 30, 2016, total debt was $412.3 million and cash and cash equivalents were $7.8 million. Our focus for the remainder of 2016 will be to continue to enhance cash flows from operations and to reduce our leverage ratio.”

Revised 2016 Full Year Guidance
Commenting on guidance for 2016, Peter Armbruster, CFO of Roadrunner, said, “Due to continuing market trends and historically low freight rates in many end markets, we are lowering our expected EBITDA and diluted earnings per share for the full year 2016. We expect to achieve EBITDA, excluding downsizing costs of approximately $7.0 million, of approximately $110 million for 2016 and anticipate diluted earnings per share available to common stockholders, excluding the impact of downsizing costs, to be in the range of $0.70 to $0.85 for 2016. Our revised guidance assumes that: (i) historic seasonal patterns will increase volumes and slightly improve rates in certain end markets during the second half of 2016; (ii) new business awards will build throughout the year; (iii) cost saving initiatives will benefit results in the second half; and (iv) we do not consummate any new acquisitions. We expect capital expenditures net of proceeds for 2016 to be in the range of $15 million to $25 million.”

Second Quarter 2016 Segment Information
Roadrunner has three operating segments: truckload logistics (TL), less-than-truckload (LTL), and Global Solutions. In 2016, the company reassigned two of its operating companies to different existing reportable segments to align the operating companies with how they are being managed. The change in reportable segments did not have any impact on previously reported financial results, but prior year segment results have been revised to align with the current reportable segments. The following highlights exclude intercompany eliminations and corporate expenses.
TL revenues decreased slightly to $282.2 million for the second quarter of 2016 from $285.9 million for the second quarter of 2015, primarily due to lower fuel surcharge revenues across the entire TL segment, which were partially offset by increases in expedited ground freight brokerage revenues. Fuel surcharge revenue decreased $14.8 million quarter-over-quarter. TL operating income decreased to $6.2 million for the second quarter of 2016 from $19.7 million for the second quarter of 2015.
LTL revenues decreased 11.9% to $122.3 million for the second quarter of 2016 from $138.9 million for the second quarter of 2015. The decrease in LTL revenues was due to a combination of lower fuel surcharge revenue, which decreased $5.3 million quarter-over-quarter, and weak freight demand in the general industrial markets Roadrunner serves. LTL operating income was $0.8 million for the second quarter of 2016, compared to $8.4 million for the second quarter of 2015.
Summary LTL operating statistics for the three and six months ended June 30 is shown below:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2016	2015	% Change	2016	2015	% Change
Operating ratio	99.4	94.0		99.2	93.7
Tonnage (in thousands of tons)	313.9	359.7	(12.7%)	615.6	709.5	(13.2%)
Shipments (in thousands)	573.7	614.5	(6.6%)	1,112.8	1,203.1	(7.5%)
Revenue per hundredweight (incl. fuel)	$19.54	$19.29	1.3%	$19.21	$19.16	0.3%
Revenue per hundredweight (excl. fuel)	$17.51	$16.78	4.4%	$17.30	$16.67	3.8%
Weight per shipment (lbs.)	1,094	1,171	(6.6%)	1,106	1,171	(5.6%)
Linehaul cost per mile (excl. fuel)	$1.25	$1.25	—%	$1.25	$1.25	—%

Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with Roadrunner's revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment.

Global Solutions revenues decreased 16.3% to $83.6 million for the second quarter of 2016 from $100.0 million for the second quarter of 2015. Global Solutions operating income for the second quarter of 2016 decreased to $6.7 million, compared to $8.6 million in the prior year quarter.

Conference Call
A conference call is scheduled for Wednesday, July 27, 2016 at 4:30 p.m. Eastern Time. To access the conference call, please dial 888-285-2105 (U.S.) or 503-406-4042 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 43790849. The conference call will also be available via live webcast under the Investor Relations section of Roadrunner's website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through Wednesday, August 3, 2016, and can be accessed by dialing 855-859-2056 (U.S.) or 404-537-3406 (International). Callers will be prompted for passcode 43790849. An archived version of the webcast will also be available under the Investor Relations section of Roadrunner's website, www.rrts.com.
About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics service provider offering a comprehensive suite of global supply chain solutions, including truckload logistics, customized and expedited less-than-truckload, intermodal solutions, freight consolidation, inventory management, expedited services, air freight, international freight forwarding, customs brokerage and transportation management solutions. For more information, please visit Roadrunner's website, www.rrts.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that relate to future events or performance. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. In particular, this press release contains forward-looking statements about our expectation of improvement in LTL results during the second half of the year as a result of our services and productivity initiatives launched in the first half of 2016; our expectation of additional downsizing costs to be incurred in the third quarter of 2016 and that these downsizing activities will benefit our financial results in future periods; our focus in 2016 on continuing to enhance cash flow from operations and to reduce our leverage ratio; our expected EBITDA, diluted earnings per share available to common stockholders, and weighted average diluted shares outstanding for 2016; our expected capital expenditure requirements for 2016; our assumption that the historic seasonal patterns will increase volumes and slightly improve rates in certain end markets during the second half of 2016; our assumption that our new business awards will build throughout 2016; our assumption that cost saving initiatives will benefit results in the second half; and our assumption that we will not consummate any new acquisitions. These statements reflect our current expectations, and we do not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized, except as required by law. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to one or more significant claims and the cost of maintaining insurance, including increased premiums and insurance in excess of prior experience levels; the cost of compliance with, liability for violations of, or modifications to existing or future governmental regulations; the effect of environmental regulations; a decrease in the levels of capacity in the over-the-road freight sector; our ability to execute our acquisition strategy and to integrate acquired companies; our international operations; our indebtedness and compliance with the covenants in our senior credit facility; the unpredictability of and potential fluctuation in the price and availability of fuel; the economic environment; competition in the transportation industry; our reliance on ICs to provide transportation services to our customers; and other "Risk Factors" set forth in our most recent SEC filings.
Non-GAAP Financial Measures
Our reported results include EBITDA, a non-GAAP financial measure. We use EBITDA as a supplemental measure in evaluating our operating performance and when determining executive incentive compensation. We believe EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it assists in analyzing and benchmarking the performance and value of a business. The calculation of EBITDA eliminates the effects of financing, income taxes, and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with GAAP. Although our management uses EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results of operations under GAAP.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues	$483,432	$517,930	$949,064	$1,006,900
Operating expenses:
Purchased transportation costs	317,455	346,073	625,929	674,564
Personnel and related benefits	71,556	65,794	139,157	127,849
Other operating expenses	76,261	67,286	145,676	132,031
Depreciation and amortization	9,531	7,535	19,067	14,412
Total operating expenses	474,803	486,688	929,829	948,856
Operating income	8,629	31,242	19,235	58,044
Interest expense	5,695	4,373	11,303	8,982
Income before provision for income taxes	2,934	26,869	7,932	49,062
Provision for income taxes	1,136	10,398	3,069	18,987
Net income available to common stockholders	$1,798	$16,471	$4,863	$30,075
Earnings per share available to common stockholders:
Basic	$0.05	$0.43	$0.13	$0.79
Diluted	$0.05	$0.42	$0.13	$0.76
Weighted average common stock outstanding:
Basic	38,319	38,170	38,302	38,090
Diluted	38,368	39,524	38,371	39,432

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$7,792	$8,664
Accounts receivable, net of allowances of $4,441 and $3,782, respectively	273,554	272,176
Deferred income taxes	3,264	4,876
Prepaid expenses and other current assets	53,906	62,101
Total current assets	338,516	347,817
Property and equipment, net of accumulated depreciation of $81,662 and $68,517, respectively	193,104	197,744
Other assets:
Goodwill and intangible assets, net	764,094	767,812
Other noncurrent assets	6,603	6,183
Total other assets	770,697	773,995
Total assets	$1,302,317	$1,319,556
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$15,000	$15,000
Accounts payable	118,850	104,357
Accrued expenses and other liabilities	40,088	48,657
Total current liabilities	173,938	168,014
Long-term debt, net of current maturities	391,378	417,830
Other long-term liabilities	118,167	120,405
Total liabilities	683,483	706,249
Stockholders’ investment:
Common stock $.01 par value; 100,000 shares authorized; 38,322 and 38,266 shares issued and outstanding	383	383
Additional paid-in capital	397,917	397,253
Retained earnings	220,534	215,671
Total stockholders’ investment	618,834	613,307
Total liabilities and stockholders’ investment	$1,302,317	$1,319,556

Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Reputation Partners
Marilyn Vollrath
414-376-8834
ir@rrts.com